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                                                                    EXHIBIT 8.1


                                                  Hunton & Williams LLP
                                                  Riverfront Plaza, East Tower
                                                  951 East Byrd Street
                                                  Richmond, Virginia 23219-4074

                                                  Tel 804 - 788 - 8200
                                                  Fax 804 - 788 - 8218


                                                  File No: 60878.1


January 29, 2004


Windrose Medical Properties Trust
3502 Woodview Trace, Suite 200
Indianapolis, Indiana 46268

                       Windrose Medical Properties Trust
                 Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 registration statement (File No. 333-112183) filed with the Securities and Exchange Commission ("SEC") on January 26, 2004 (the "Registration Statement"), with respect to the offer and sale of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), and preferred shares of beneficial interest, par value $0.01 per share (together with the Common Shares, the "Offered Shares"), of the Company, to be offered from time to time, having an aggregate public offering price not to exceed $250,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering. You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through Windrose Medical Properties, L.P., a Virginia limited partnership (the "Operating Partnership"), and its subsidiary partnerships and limited liability companies (the "Subsidiary Partnerships"), owns interests in eighteen multi-tenant medical office buildings, two ambulatory surgery centers/physician group practice clinics, and four outpatient treatment and diagnostic facilities (the "Properties"). In acquiring the Properties, the Operating Partnership and the Subsidiary Partnerships succeeded to the existing leases of the Properties to existing tenants (the "Leases"). A corporation owned by the Operating Partnership with respect to which the Company has made a "taxable REIT subsidiary" ("TRS") election, Hospital Affiliates Development Corporation, an Indiana corporation ("HADC"), conducts third-party facility planning, project management, medical equipment planning, and implementation services.


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Windrose Medical Properties Trust
January 29, 2004
Page 2


                  In giving this opinion letter, we have examined the following:

1. the Company's Declaration of Trust and Articles of Amendment and Restatement, filed on March 13, 2002 and August 6, 2002, respectively, with the Department of Assessments and Taxation of the State of Maryland;

2.       the Company's Bylaws;

3. the Registration Statement, including the prospectus contained as part thereof (the "Prospectus");

4. the Limited Partnership Agreement of the Operating Partnership between the Company, as general partner, and Fred S. Klipsch, as limited partner;

5. the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"), dated as of August 21, 2002, among the Company, as general partner, and several limited partners;

6. the partnership and operating agreements governing the Subsidiary Partnerships (the "Subsidiary Partnership Agreements");

7.       the Leases;

8. the TRS elections for HADC and Windrose SPE Mount Vernon Properties, Inc., a Georgia corporation ("Windrose SPE Mount Vernon"); and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2004, and future taxable years, the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;


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Windrose Medical Properties Trust
January 29, 2004
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3.       the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Operating Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, the Partners, HADC, or Windrose SPE Mount Vernon, after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations.

                  Based on the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2002 and December 31, 2003, and the Company's current organization and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Other Tax Consequences" are correct in all material respects, and the


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Windrose Medical Properties Trust
January 29, 2004
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         discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Offered Shares.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Offered Shares pursuant to the Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.


                                    Very truly yours,

                                    /s/ Hunton & Williams LLP